Exhibit 10.31

EXECUTION VERSION

This Agreement is dated September 9, 2025.

PARTIES

(1)	80 MILE PLC, a company incorporated and registered in England and Wales with company number 05389216 whose registered office is at 6 Heddon Street, London, England W1B 4BT (80 Mile); and

(2)	MARCH GL COMPANY, a company incorporated and registered in the United States of America under the laws of Texas whose registered address is at 290 Dexter Street, Denver, CO 80220 (March GL),

(each a Party and together the Parties).

BACKGROUND

(A)	80 Mile owns 96.642% of the issued share capital of White Flame (as defined below). White Flame owns 100% of the issued share capital of White Flame AS (as defined below). White Flame AS is the 100% legal and beneficial owner of the Jameson Concession Licences (as defined below).

(B)	The Parties entered into a memorandum of understanding dated 22 April 2025 which set out the proposed terms for March GL to participate in the exploration and development of the Jameson Concession (as defined below) in an onshore industrial gas basin in the Jameson Land region (the Jameson Land Basin).

(C)	80 Mile is willing to transfer to March GL and March GL is willing to acquire from 80 Mile the Jameson Project 1 Farm-out Interests (as defined below) and the Jameson Project 2 Farm-out Interests (as defined below) on the terms and conditions set out in this Agreement.

AGREED TERMS

1	INTERPRETATION

Except where expressly provided to the contrary in this Agreement, the following terms and expressions have the following meanings:

1.1	Definitions:

Affiliate: in relation to a Party, any company or legal entity:

(a)	in which the Party holds directly or indirectly more than fifty percent (50%) of the voting shares;

(b)	which holds directly or indirectly more than fifty percent (50%) of the voting shares in the party; or

(c)	in which more than fifty percent (50%) of the voting shares are owned directly or indirectly by a company, or any other legal entity, which owns directly or indirectly more than fifty percent (50%) of the voting shares in the Party.

Affiliate Transferee: has the meaning given in Clause 25.3.

Agreement: this farm-out agreement, together with its Schedules, entered into by and between the Parties.

Benefits: all rebates and deposits arising out of or in connection with the Farm-out Interests.

Business Day: a day (other than a Saturday or a Sunday) on which banks are ordinarily open for the transaction of normal banking business in Denver (United States of America) and London (United Kingdom).

Change of Control: any direct or indirect change of more than fifty percent (50%) in the ownership of, or of the voting rights in, a Party.

Claim: any claim in respect of a breach of a Warranty.

Completion Documents: such documents, in agreed form, as are necessary to effect the First Transfer and Second Transfer (to the extent applicable).

Confidential Information:

(a)	the terms of this Agreement and the Completion Documents (including but not limited to the existence of and the terms of the First Transfer and Second Transfer as contemplated in this Agreement); and

(b)	any information received or obtained as a result of negotiating, entering into or performing any obligations under this Agreement and/or the Completion Documents and claims or potential claims hereunder or thereunder or which relate to, in the case of March GL, 80 Mile or 80 Mile’s Affiliates, or in the case of 80 Mile, March GL or March GL’s Affiliates.

Consequential Loss: regarding this Agreement, or operations or activities under it, any loss, damage, cost or liability caused (directly or indirectly) by: (i) reservoir or formation damage; (ii) inability to produce, use, or dispose of hydrocarbons; (iii) business interruption, loss or deferment of profit or anticipated earnings or savings; (iv) punitive damages; or (v) indirect damages or losses whether or not similar to the foregoing.

Costs: all costs, charges, expenses (including reasonable legal fees and professional charges), obligations, and liabilities of whatever nature.

Default Notice: has the meaning given to it in Clause 16.3.

Depth Trigger: depth of 3,500 metres having been Drilled.

Disclosing Party: has the meaning given to it in Clause 27.3.

Dispute: has the meaning given to it in Clause 29.1.

Drilled or Drilling: drilling, which includes (but is not limited to) testing and logging of the well(s).

Economic Date: the First Closing Date.

Encumbrances: all liens, charges (whether fixed or floating), farm-in or earn-in rights, royalty interest, pledges, options, net profit interests, rights of pre-emption, right to acquire, right of first refusal, mortgages, assignment by way of security or other similar third party rights securing any obligation of any person or any other type of preferential arrangement having similar effect howsoever arising (and any agreement or commitment to create any of the forgoing).

Environment: all or any of the following, alone or in combination, the air (including the air within buildings and the air within any other natural or man-made structures above or below ground or above or below water), water (including seawater inside or outside any territorial limits, freshwater and water under or within land or in pipes or sewerage systems), soil and land (including the seabed, subsoil and land under water) flora, fauna, fish and any ecological systems and living organisms supported by those media including man.

Environmental Law: all international treaties, national, federal, provincial, state or local statutes or regulations, the common law, and any codes and conventions of law, bylaws, regulations or subordinate legislation, judgments, decisions, notices, orders, circulars, technical instructions, licences or permits and codes of practice, in ease case having legal effect, in force from time to time in any relevant jurisdiction and concerning:

(a)	harm or damage to or protection of the Environment and/or the provision of remedies in respect of or compensation for harm or damage to the Environment; and/or

(b)	emissions, discharges, releases or escapes into or the presence in the Environment of hazardous substances or the production, processing, management, treatment, storage, transport, handling or disposal of hazardous substances or the disposal, abandonment and/or making safe of any fixed or floating offshore installation, structure or other facility, clean up, remediation.

Environmental Liabilities: any and all Liabilities incurred in respect of the Jameson Concession Licences under any Environmental Law or in relation to cleaning up, decontamination of, removing and disposing of debris or any joint property or any other property (including platforms, pipelines, plant, equipment, machinery, wells (including well cuttings), facilities and all other offshore and onshore installations and structures) from and for reinstating any area of land, foreshore or seabed, wherever situated, that arose in respect of a tortious or negligent act or omission (whether or not damage caused thereby has yet to be suffered), whether such obligations are incurred under any Environmental Law or other obligation and including, without limitation, any residual liability for anticipated and/or necessary continuing insurance, maintenance and monitoring costs.

Equipment: the equipment being transferred to March GL on First Closing, details of which are to be agreed and confirmed between the Parties.

Execution Date: the date shown above, being the date on which this Agreement is entered into by and between the Parties.

Exercise Notice: has the meaning given in Clause 13.6.

Farm-out Interests: together the Jameson Project 1 Farm-out Interests and Jameson Project 2 Farm-out Interests.

First Closing: the completion of the First Transfer in accordance with this Agreement.

First Closing Date: the date which falls five (5) Business Days after 80 Mile or March GL (as the case may be) has notified the other Party in writing of the fulfilment of the last remaining unfulfilled First Condition (provided that if such date falls on a day other than a Business Day, the First Closing Date shall be deemed to be the next Business Day thereafter).

First Conditions: the conditions precedent set out in Clause 5.1.

First Interim Period: the period from the Execution Date to the earlier of: (i) the First Closing Date; (ii) the First Long Stop Date; (iii) First Option Closing and (iv) the date of termination of this Agreement.

First Long Stop Date: has the meaning given to it in Clause 5.3.

First Option: the option to acquire the First White Flame Shares granted by 80 Mile to March GL pursuant to Clause 13.1.

First Option Closing: completion of the sale and purchase of the First White Flame Shares pursuant to Clause 13.7.

First Option Exercise Period: has the meaning given in Clause 13.2.2.

First Transfer: the conveyance of the Jameson Project 1 Farm-out Interests from 80 Mile to March GL in accordance with the terms and conditions of this Agreement.

First Well: the first well in the Jameson Land Basin which is Drilled under this Agreement.

First White Flame Shares: such number of ordinary shares of £0.00625 each in White Flame, as is equal to fifty percent (50%) of the issued share capital of White Flame as at First Option Closing;

Force Majeure: any circumstance not within a Party’s reasonable control, including, without limitation: (a) acts of God, flood, drought, earthquake or other natural disaster, (b) epidemic or pandemic, (c) terrorist attack, civil war, civil commotion or riots, war, threat of or preparation for war, armed conflict, imposition of sanctions, embargo, or breaking off of diplomatic relations, (d) nuclear, chemical or biological contamination or sonic boom, (e) any law or any action taken by a government or public authority, including without limitation imposing an export or import restriction, quota or prohibition, or delays and/or refusals in granting requisite drilling and/or producing permits or approvals, (f) collapse of buildings, fire, explosion or accident, and (g) interruption or failure of utility service.

Good Industry Practice: recognised oil and gas field methods, procedures and practices consistent with applicable Laws and authorisations and the Jameson Concession Licences, together with the exercise of that degree of skill, diligence, prudence and foresight that reasonably would be expected from an experienced and competent contractor, field operation manager or operator under comparable conditions to the relevant activity in the light of known facts, or facts which should reasonably have been known at the time, and having regard to the need for:

(c)	suitable and experienced personnel and adequate materials for the conditions of Greenland and formations and depths being drilled;

(d)	ongoing monitoring and testing of plant and equipment performance, safe operating procedures and appropriate maintenance procedures;

(e)	the observance of relevant Greenland and international oil and gas standards of operation and drilling and compliance with all Greenland and United Kingdom anti- corruption regulations and laws; and

(f)	in the case of design, engineering and construction, internationally accepted design, engineering and construction practices that reasonably would be expected from recognised designers, engineers and constructors of comparable plant, equipment and facilities suitable for conditions that could be reasonably expected in the climatic and geographic conditions of Greenland.

Government: the government of Greenland.

Governmental Authority: in respect of any country, any national, regional, state, municipal, local or other government or any sub-division, agency, commission or authority thereof or any quasi-governmental organisation acting within its legal authority.

Government Consents: all necessary consents, approvals and/or waivers (as the case may be) required by the Government and/or the requisite Governmental Authorities in relation to the First Transfer of the Jameson Project 1 Farm-out Interests and/or the Second Transfer of the Jameson Project 2 Farm-out Interests (as applicable).

Indemnifiable Action: has the meaning given to it in Clause 23.1.

Indemnified Party: has the meaning given to it in Clause 23.1.

Indemnifying Party: has the meaning given to it in Clause 23.1.

Insolvent: in respect of a Party, where:

(a)	such Party suspends, or threatens to suspend, payment of its debts or is unable to pay its debts as they fall due or admits inability to pay its debts or is deemed unable to pay its debts pursuant to applicable Law;

(b)	such Party commences negotiations with all or any class of its creditors with a view to rescheduling any of its debts, or makes a proposal for or enters into any compromise or arrangement with its creditors;

(c)	a petition is filed which is not promptly challenged within ten (10) days of such party’s becoming aware of such petition, a notice is given, a resolution is passed, or an order is made, for or in connection with its winding up;

(d)	an application is made to court, or an order is made, for the appointment of an administrator, or if a notice of intention to appoint an administrator is given or if an administrator is appointed over it;

(e)	a floating charge holder over its assets has become entitled to appoint or has appointed, an administrative receiver;

(f)	a person becomes entitled to appoint a receiver over its assets or a receiver is appointed over its assets;

(g)	a creditor or encumbrancer of it attaches or takes possession of, or a distress, execution, sequestration or other such process is levied or enforced on or sued against, the whole or any part of its assets and such attachment or process is not discharged within five (5) Business Days;

(h)	any event occurs, or proceeding is taken, in any jurisdiction to which it is subject that has an effect equivalent or similar to any of the events mentioned in paragraphs (a) to (g) above (inclusive); or

(i)	it suspends or ceases, or threatens to suspend or cease, to carry on all or a substantial part of its business.

Jameson Concession or the Jameson Concession Licences: the three oil exploration licences awarded by the Government to White Flame AS, being OEEL 2015-13, OEEL 2015-14 and OEEL 2018-40.

Jameson Land Basin: has the meaning given to it in Recital (B).

Jameson Project 1: the Drilling of the First Well in the Jameson Land Basin.

Jameson Project 2: the Drilling of the Option Well in the Jameson Land Basin.

Jameson Project 1 Farm-out Interests: fifty percent (50%) of the Participating Interests held by 80 Mile indirectly in the Jameson Concession in respect of Jameson Project 1 that 80 Mile shall transfer to March GL on the terms and conditions of this Agreement.

Jameson Project 2 Farm-out Interests: twenty percent (20%) of the Participating Interests held by 80 Mile indirectly in the Jameson Concession in respect of Jameson Project 2 that 80 Mile has shall transfer to March GL on the terms and conditions of this Agreement.

JOA: a joint operating agreement to be executed by the Parties, in form and substance mutually agreed by the Parties, using the 2023 AIEN Model International Joint Operating Agreement, and on the terms and conditions consistent with the Joint Venture Principles.

Joint Venture Principles: each of the principles set out in Schedule 4.

Laws: any and all laws including all statutes, secondary and subordinate legislation, by-laws, regulations, directives, rules, codes of practice, circulars, guidance and the like, codes of conduct, codes of ethics, official standards, common law, civil law, notices, judgments, orders, decisions and interpretations of any laws by a Governmental Authority, international treaties and regulations from time to time in force (including but not limited to Environmental Laws) and Law shall be interpreted accordingly.

Liabilities: any and all liabilities, duties and other obligations of every description, any damage, loss, claim, compensation, award (including any tribunal award), cost (including reasonable legal costs and experts’ and consultants’ fees), expense, charge, fine, penalty or other outgoing suffered or incurred, whether arising under any Laws or otherwise, whether present or future, actual or contingent, actual or alleged, agreed or disputed, and whether owed or incurred severally or jointly or as principal or surety and Liability means any one of them.

March GL Default: has the meaning given to it in Clause 16.1.

Operating Committee: has the meaning given to it in Schedule 4.

Operator: the party duly nominated as such from time to time under the JOA(s).

Option(s): the First Option and the Second Option, or either of them.

Option Closing: the First Option Closing and the Second Option Closing, or either of them.

Option Period: has the meaning given to it in Clause 8.5.1.

Option Well: a second well in the Jameson Land Basin which March GL has the option to Drill under this Agreement.

Option Well Notice: written notice from March GL to 80 Mile confirming March GL’s decision to exercise its option to Drill and/or complete the Option Well.

Participating Interest: legal and beneficial interests in the Jameson Concession.

Pelican: Pelican Holdco, Inc., a Texas corporation.

Pelican Transaction: a series of mergers in which Greenland Exploration Limited becomes a wholly owned subsidiary of Pelican and March GL becomes a wholly owned subsidiary of Greenland Exploration Limited, and through such mergers, all shares of Greenland Exploration Limited and March GL will be exchanged for Pelican shares.

Rules: has the meaning given in Clause 29.1.

Second Closing: the completion of the Second Transfer in accordance with this Agreement.

Second Closing Date: the date which falls five (5) Business Days after 80 Mile or March GL (as the case may be) has notified the other Party in writing of the fulfilment of the last remaining unfulfilled Second Condition (provided that if such date falls on a day other than a Business Day, the Second Closing Date shall be deemed to be the next Business Day thereafter).

Second Conditions: the conditions precedent set out in Clause 9.1.

Second Interim Period: the period (if any) that the Parties commence preparations towards Second Closing (following First Closing) until the earlier of: (i) the Second Closing Date; (ii) the expiry of the Option Period; (iii) Second Option Closing and (iv) the date of termination of this Agreement.

Second Long Stop Date: 31 December 2027.

Second Option: the option to acquire the Second White Flame Shares granted by 80 Mile to March GL pursuant to Clause 13.3.

Second Option Closing: completion of the sale and purchase of the Second White Flame Shares pursuant to Clause 13.7.

Second Option Exercise Period: has the meaning given in Clause 13.4.2.

Second Transfer: the conveyance of the Jameson Project 2 Farm-out Interests from 80 Mile to March GL in accordance with the terms and conditions of this Agreement.

Second White Flame Shares: such number of ordinary shares of £0.00625 each in White Flame, as is equal to twenty (20%) of the issued share capital of White Flame as at Second Option Closing.

Standard of a Reasonable and Prudent Operator: the standard which can be expected of a person seeking in good faith to perform its covenants or obligations and in so doing and in the general conduct of its undertaking exercising that degree of skill, diligence, prudence and foresight which would reasonably and ordinarily be expected from a skilled and experienced operator complying with all applicable Laws engaged in the same type of undertaking under the same or similar circumstances and conditions.

Taxes: all forms of taxation, impost, levy or duty (including employment taxes, value added tax, goods and services tax), and statutory, governmental, supra-governmental, state, principal, local governmental or municipal impositions, duties (including customs duties, excise duties, withholding taxes and stamp duties), contributions and levies, in each case, wherever and whenever imposed and all penalties, charges, costs and interest relating thereto.

Third Party: has the meaning given to it in Clause 26.2.

Transfer Conditions: has the meaning given to it in Clause 25.2.

Transfer Taxes: a transfer, documentary, registration, stamp duty or similar Tax imposed on instruments, but excluding:

(a)	Taxes imposed on or by reference to actual or deemed income, profit, or gain; and

(b)	value added, goods and services, sales, use, and excise Taxes.

Transferee: has the meaning given to it in Clause 25.2.

Transferor: has the meaning given to it in Clause 25.2.

Warranties: the warranties given by 80 Mile and March GL as set out in Schedule 1 and Schedule 2 respectively.

Well: the First Well or Option Well as applicable.

White Flame: White Flame Energy Ltd, a company registered in England and Wales with registered number 08689690.

White Flame AS: White Flame Energy AS, a company registered in Greenland with registered number 12757565.

White Flame Shares: the First White Flame Shares and the Second White Flame Shares, or either of them.

80 Mile’s Account: such bank account of 80 Mile as notified to March GL in writing from time to time.

1.2	Interpretation

Except where expressly provided to the contrary in this Agreement:

1.2.1	the Schedules form part of this Agreement and in the event of any conflict between the main body of this Agreement and a Schedule, the main body of this Agreement shall prevail;

1.2.2	a document expressed to be in the agreed form means a document in a form which has been agreed by the Parties on or before the execution of this Agreement and signed or initialled by them or on their behalf, for the purposes of identification or attached hereto;

1.2.3	reference to either Party or any person includes that Party’s or that person’s successors and permitted assigns;

1.2.4	reference to a person includes an individual, corporation, partnership, any unincorporated body of persons, any Government Authority or other entity;

1.2.5	reference to any consent not to be unreasonably withheld is deemed to be qualified by the requirement that such consent shall not be unreasonably conditioned or delayed;

1.2.6	reference to include and including is deemed to be qualified by the additional term without limitation;

1.2.7	reference to any agreement means the same as amended, supplemented or replaced from time to time;

1.2.8	references to dates and periods of time are to the Gregorian calendar;

1.2.9	reference to time means the time in Greenland;

1.2.10	reference to Clauses, Schedules and paragraphs means reference to Clauses and Schedules to and paragraphs of this Agreement;

1.2.11	the table of contents and the headings are inserted for ease of reference only and shall not affect interpretation nor have any legal effect;

1.2.12	unless the context otherwise requires, words denoting the singular include the plural and vice versa and words denoting any gender include all genders;

1.2.13	reference to a Law is to the same as amended, modified, re-enacted, or replaced from time to time, and to any Law made under or regarding it;

1.2.14	any remedy which provides for the payment of liquidated damages by a Party represents:

1.2.14.1	a genuine pre-estimate of the likely or possible loss or damage which might otherwise be suffered by the Party to whom such liquidated damages are payable in consequence of the act or omission of the Party liable to pay such liquidated damages; and

1.2.14.2	fairly reflects an amount which is proportionate to the legitimate interests of the Party to whom such liquidated damages are payable in enforcing its rights under this Agreement, and shall not in either case in any way be interpreted as a penalty;

1.2.15	any good faith best estimate which is given by a Party when required under this Agreement is non-binding and given for information only and the Party giving such good faith best estimate shall have no liability to the other Party for any error or inaccuracy therein; and

1.2.16	no rule of construction applies to the disadvantage of a Party because that Party was responsible for the preparation of this Agreement or any part of it.

2	CONSIDERATION FOR EXECUTION OF THIS AGREEMENT

As consideration for entering this Agreement, March GL shall:

2.1	pay 80 Mile the sum of US$500,000 (US Dollars Five Hundred Thousand Dollars) in cash by way of direct electronic bank transfer free of any set-off, withholding or deduction of whatsoever nature to 80 Mile’s Account, in the following instalments:

2.1.1	US$200,000 (US Dollars Two Hundred Thousand) within thirty (30) days of the Execution Date;

2.1.2	US$200,000 (US Dollars Two Hundred Thousand) within sixty (60) days of the Execution Date; and

2.1.3	US$100,000 (US Dollars One Hundred Thousand) within ninety (90) days of the Execution Date; and

2.2	reimburse the following costs and expenses to 80 Mile plus fifteen percent (15%) interest with fifty percent (50%) of the amount being payable within three (3) months of the Execution Date and the remaining balance being payable within six (6) months of the Execution Date:

2.2.1	US$900,000 (US Dollars Nine Hundred Thousand) for the camp and heavy equipment demobilisation preparation at Dundas, Greenland;

2.2.2	DKK657,000 (Danish Krone Six Hundred and Fifty-Seven Thousand) for the environmental baseline studies; and

2.2.3	US$34,000 (US Dollars Thirty-Four Thousand) for the permitting guidelines and advice.

3	MARCH GL’S OBLIGATIONS

With effect from the Execution Date, March GL undertakes to:

3.1	fund one hundred percent (100%) of the Costs of Drilling the First Well, including (but not limited to) Costs arising from or in connection with:

3.1.1	the preparation of the Drilling of the First Well;

3.1.2	any travelling by representatives of March GL to fulfil March GL’s duties as field operation manager and then operator (once appointed);

3.1.3	compliance and/or maintaining the Jameson Concession Licences in good standing;

3.1.4	liaising with the Government and/or Governmental Authorities;

3.1.5	insurance and security deposits required;

3.1.6	corporate overheads;

3.1.7	accounting, book-keeping and auditing; and

3.1.8	legal costs (save for as set out in this Agreement);

3.2	subject to First Closing having occurred and March GL commencing the Drilling and/or completion of the Option Well, fund one hundred percent (100%) of the Costs of Drilling the Option Well, including (but not limited to) Costs arising from or in connection with:

3.2.1	the preparation of the Drilling of the Option Well;

3.2.2	any travelling by representatives of March GL to fulfil March GL’s duties as field operation manager and then operator (once appointed);

3.2.3	compliance and/or maintaining the Jameson Concession Licences in good standing;

3.2.4	liaising with the Government and/or Governmental Authorities;

3.2.5	insurance and security deposits required;

3.2.6	corporate overheads;

3.2.7	accounting, book-keeping and auditing; and

3.2.8	legal costs (save for as set out in this Agreement);

3.3	continue to carry on the business activities of the Jameson Concession in the ordinary and usual course so as to protect and maintain the same, including (but not limited to):

3.3.1	continuing to perform all obligations relating to the Jameson Concession Licences under the relevant exploration permit licences and at Law (including for the avoidance of doubt completion of all work programmes); and

3.3.2	maintaining all Jameson Concession Licences in good standing until at least the Second Closing Date;

3.4	conduct all business in a proper manner and in accordance with Good Industry Practice and prudent mining practice, the Joint Venture Principles (save as amended by an executed JOA in respect of the Jameson Project 1 or Jameson Project 2 (as applicable)), any JOA(s) executed by the Parties, this Agreement and the Completion Documents and comply with all applicable Laws;

3.5	obtain 80 Mile’s consent (such consent not to be unreasonably withheld or delayed) in respect of the location of the Well(s) in the Jameson Land Basin prior to commencing any work on the Jameson Project 1 or Jameson Project 2 (as applicable) and deliver to 80 Mile together with such request its plans, justifications and any other supporting evidence as reasonably required by 80 Mile in connection with the proposed location(s);

3.6	obtain 80 Mile’s approval (such approval not to be unreasonably withheld or delayed) of the work programme(s) prior to commencing any work on the Jameson Project 1 or Jameson Project 2 (as applicable);

3.7	obtain 80 Mile’s approval (such approval not to be unreasonably withheld or delayed) to engage in any communication or interaction with the Government and/or any Governmental Authority in respect of the Jameson Concession, the Jameson Project 1, the Jameson Project 2, the Farm-out Interests and/or this Agreement until Second Closing;

3.8	restore any land or Environment disturbed by the Drilling of the Well(s) (at their own cost and expense);

3.9	keep 80 Mile fully and timeously informed in relation to any and all matters (not of a routine and material nature) relating to the Jameson Concession and/or Farm-out Interests;

3.10	make available or allow 80 Mile access to any information relating to the Jameson Concession and/or Farm-out Interests reasonably required in writing by 80 Mile from time to time during local business hours;

3.11	provide to 80 Mile copies of all notices and other information received by them in relation to the Jameson Concession (or any part thereof) as soon as practicable after the same become available;

3.12	not sell, charge, transfer, assign, withdraw, or Encumber in any manner whatsoever the Jameson Concession or any part thereof other than in accordance with this Agreement;

3.13	not do or omit to do anything which would amount to a waiver or relinquishment of any of the rights under a Jameson Concession Licence or any other instrument relating to the Jameson Concession (or any of them), without the prior written consent of 80 Mile (such consent not to be unreasonably withheld or delayed); and

3.14	purchase the Equipment from 80 Mile for use on the Jameson Land Basin for US$500,000, and ownership of such equipment shall be held by the Parties in accordance with their Participating Interests.

For the avoidance of doubt, there is no obligation on 80 Mile to provide any financing or loan to March GL, for the Jameson Concession or otherwise.

4	80 MILE’S RIGHTS FOR REPRESENTATIVES

4.1	With effect from the Execution Date and unless and until the Second Closing Date, 80 Mile shall have the right to appoint two representatives from time to time to be seconded to March GL for the purpose of planning and assisting March GL with the Drilling of the First Well and Option Well (if applicable) and liaising with all stakeholders. March GL shall keep 80 Mile informed of the status of contracts, agreements and regulatory applications and consents. If 80 Mile deems it desirable or necessary for a formal arrangement in respect of the representative’s secondment(s) to be entered into, the Parties shall use their reasonable endeavours to do so as soon as practicable.

4.2	The Parties agree that the Costs associated with the secondments of 80 Mile’s representatives (which shall include (but is not limited to) a cost charged by 80 Mile on standard and reasonable commercial rates in respect of each representative) shall form part of the Costs of Drilling the First Well and if March GL delivers an Option Well Notice, the Costs of Drilling the Option Well.

4.3	Pursuant to the merger agreement to be entered into in connection with the Pelican Transaction, March GL is entitled to appoint two (2) directors to the board of Pelican. For so long as 80 Mile holds at least thirty percent (30%) of the Participating Interest in each Jameson Concession Licence, March GL shall appoint and maintain in office a representative of 80 Mile (at the sole discretion and election of 80 Mile) as one (1) of the two (2) directors of Pelican (including to any committee of the board of directors of Pelican) which March GL is entitled to appoint. Any director appointed by 80 Mile (or March GL on 80 Mile’s behalf) in accordance with this Clause 4.3 may be removed from office at any time by 80 Mile and replaced by a new director. For the avoidance of doubt, the appointment of all the directors of Pelican shall be subject to relevant shareholder approvals and such directors may be removed for cause.

5	THE FIRST CONDITIONS

5.1	The provisions of this Agreement (except for this Clause 5 and Clauses 1, 16, 17, 21 and 22 and Clauses 26 to 31 (inclusive)) are conditional on the fulfilment or the waiver of the following conditions in accordance with this Agreement by no later than the First Long Stop Date:

5.1.1	the Government Consents having been obtained by 80 Mile in respect of the First Transfer of the Jameson Project 1 Farm-out Interests;

5.1.2	March GL having been appointed as field operation manager in respect of Jameson Project 1 and a field operating agreement, in agreed form, having been executed by the Parties in respect of such appointment;

5.1.3	March GL having entered into:

5.1.3.1	an agreement with a shipping company, pursuant to which March GL shall pay all the costs to transport the Equipment from Dundas, Greenland to the Jameson Land Basin;

5.1.3.2	an agreement with a drilling company pursuant to which March GL shall pay all the costs of shipping a drilling rig capable of drilling 3500 metres to the Jameson Land Basin; and

5.1.3.3	an agreement with Halliburton Company (Project and Logistics Manager) to become the project and logistics manager for Jameson Project 1; and

5.1.4	in relation to Jameson Project 1, either:

5.1.4.1	the Depth Trigger being achieved; or

5.1.4.2	Drilling being reached to the base of the Permian.

5.2	80 Mile warrants on the Execution Date that there are no pre-emption or preferential purchase rights or other similar rights or restrictions that will be triggered by the execution or performance of this Agreement in accordance with the terms and conditions of the applicable Laws.

5.3	If all of the First Conditions have not been satisfied or waived in accordance with the terms of this Agreement before 00:00 hours on 31 December 2026 or such other date as the Parties may agree in writing (the First Long Stop Date) (or it becomes apparent that there are no reasonable prospects for all of the First Conditions to be so satisfied), then this Agreement may be terminated by either Party in accordance with the provisions of Clause 17.

5.4	Each Party shall endeavour in good faith to satisfy or procure the satisfaction of the First Conditions by the First Long Stop Date, save for the First Condition set out in Clause 5.1.1 which shall be the sole responsibility of 80 Mile, and shall keep the other Party reasonably informed as to:

5.4.1	the progress being made towards satisfaction of each such First Condition; and

5.4.2	any expected delay in the satisfaction of each such First Condition by the First Long Stop Date (including reasons for the delay and the expected revised date for satisfaction).

5.5	Each Party shall furnish the other Party on request by that other Party with reasonable assistance in fulfilling each First Condition.

5.6	Promptly upon the satisfaction of any First Condition the applicable Party shall give written notice to the other Party of such satisfaction, which notice shall include all necessary supporting documentation to substantiate the satisfaction.

5.7	The requirement for the satisfaction of any First Condition may be waived by the agreement of the Parties in writing at any time prior to the First Long Stop Date.

5.8	With respect to the First Condition set out in Clause 5.1.1, it shall be deemed satisfied if the Government Consents are forthcoming on material conditions not exceeding those that are usually imposed in similar circumstances. If a Party objects to material conditions in excess of the foregoing amount being imposed on the grant of a Government Consent, it must notify the other Party in writing of the material conditions to which it objects, stating the grounds for its objection. Where a Party has given notice of such objection, the Parties shall use their reasonable endeavours to remove or amend to their mutual satisfaction those material conditions and, unless the Parties agree, the Government Consents shall be deemed conclusively not to have been obtained until such material conditions have been so removed or amended.

6	FARM-OUT IN RELATION TO JAMESON PROJECT 1

6.1	Subject to the fulfilment or waiver of the First Conditions in accordance with this Agreement, 80 Mile agrees to the First Transfer to March GL and March GL agrees to accept such First Transfer on the terms set out in this Agreement.

6.2	Following completion of the First Transfer contemplated in this Agreement, the Participating Interest of each Party in each Jameson Concession Licence shall be:

80 Mile	50%
March GL	50%
Total	100%

7	CONSIDERATION FOR FIRST CLOSING

As consideration for the First Transfer to March GL, March GL shall (to the extent it has not done so already), fund all costs and expenses incurred or to be incurred in respect of the Jameson Project 1 and/or Jameson Project 1 Farm-out Interests (including but not limited to those incurred or to be incurred in respect of satisfying the First Conditions).

8	FIRST CLOSING

8.1	First Closing shall take place virtually on the First Closing Date.

8.2	At First Closing, 80 Mile shall:

8.2.1	deliver to March GL copies of the minutes of its board of directors approving the entry into this Agreement and the First Transfer; and

8.2.2	take any other such actions and execute any other such documents as may be reasonably necessary to give effect to the transactions contemplated in this Agreement.

8.3	At First Closing, March GL shall:

8.3.1	deliver to 80 Mile copies of the minutes of its board of directors approving the entry into this Agreement and the First Transfer; and

8.3.2	take any other such actions and execute any other such documents as may be reasonably necessary to give effect to the transactions contemplated in this Agreement.

8.4	In the event that either Party is in default of their respective obligations set out in Clauses 8.2 or 8.3 (as applicable), the non-defaulting Party shall not be obliged to complete the First Transfer contemplated in this Agreement and/or may elect (by written notice to the defaulting Party) to:

8.4.1	defer First Closing to such later date as may be agreed with the defaulting Party;

8.4.2	release the defaulting Party from the unfulfilled obligations (subject to any reasonable conditions as the non-defaulting Party may impose) and proceed to First Closing (without limiting its rights and remedies under this Agreement or otherwise in Law); or

8.4.3	treat this Agreement as terminated, provided that either of the Parties’ accrued and continuing rights and obligations under this Agreement shall continue to apply, but in all other respects, the Parties’ rights and obligations under this Agreement shall cease and Clause 17 shall apply.

8.5	At First Closing:

8.5.1	80 Mile shall grant to March GL the option to Drill and/or complete the Option Well, which shall be exercisable for a period commencing on First Closing until the date falling eighteen (18) months from the date when Drilling of the First Well commenced (the Option Period); and

8.5.2	title to, legal and beneficial ownership of the Equipment shall pass to March GL together with all rights and benefits attached to or accruing to them at, or at any time after, First Closing.

8.6	As soon as practicable following First Closing, the Parties will commence negotiations in good faith regarding the appointment of March GL as Operator of Jameson Project 1 and as soon as possible thereafter the Parties shall enter into a JOA in respect of the Jameson Project 1.

9	THE SECOND CONDITIONS

9.1	Second Closing is conditional on the fulfilment or the waiver of the following conditions (the Second Conditions) by no later than the Second Long Stop Date:

9.1.1	the First Closing having occurred on or before the First Long Stop Date;

9.1.2	the Government Consents having been obtained by 80 Mile in respect of the Second Transfer of the Jameson Project 2 Farm-out Interests;

9.1.3	delivery of the Option Well Notice by March GL to 80 Mile during the Option Period;

9.1.4	March GL having been appointed as field operation manager in respect of Jameson Project 2 and a field operating agreement, in agreed form, having been executed by the Parties in respect of such appointment; and

9.1.5	in relation to Jameson Project 2, either:

9.1.5.1	the Depth Trigger being achieved; or

9.1.5.2	Drilling being reached to the base of the Permian.

9.2	If all of the Second Conditions have not been satisfied or waived in accordance with the terms of this Agreement before the Second Long Stop Date (or it becomes apparent that there are no reasonable prospects for all of the Second Conditions to be so satisfied), then 80 Mile shall have the right to terminate this Agreement in respect of the Option Well, Second Closing and the Second Option by giving prior written notice to March GL. For the avoidance of doubt, any such termination shall not affect or prejudice any rights or obligations which have accrued or arisen under this Agreement prior to termination, and such rights and obligations shall survive the termination of this Agreement and remain in full force and effect.

9.3	Each Party shall endeavour in good faith to satisfy or procure the satisfaction of the Second Conditions by the Second Long Stop Date, save for the Second Condition set out in Clause 9.1.2 which shall be the sole responsibility of 80 Mile, and shall keep the other Party reasonably informed as to:

9.3.1	the progress being made towards satisfaction of each such Second Condition; and

9.3.2	any expected delay in the satisfaction of each such Second Condition by the Second Long Stop Date (including reasons for the delay and the expected revised date for satisfaction).

9.4	Each Party shall furnish the other Party on request by that other Party with reasonable assistance in fulfilling each Second Condition.

9.5	Promptly upon the satisfaction of any Second Condition the applicable Party shall give written notice to the other Party of such satisfaction, which notice shall include all necessary supporting documentation to substantiate the satisfaction.

9.6	The requirement for the satisfaction of any Second Condition may be waived by the agreement of the Parties in writing at any time.

9.7	With respect to the Second Condition in Clause 9.1.2, it shall be deemed satisfied if the Government Consent is forthcoming on material conditions not exceeding those that are usually imposed in similar circumstances. If a Party objects to material conditions in excess of the foregoing amount being imposed on the grant of a Government Consent, it must notify the other Party in writing of the material conditions to which it objects, stating the grounds for its objection. Where a Party has given notice of such objection, the Parties shall use their reasonable endeavours to remove or amend to their mutual satisfaction those material conditions and, unless the Parties agree, the Government Consents shall be deemed conclusively not to have been obtained until such material conditions have been so removed or amended.

10	FARM-OUT IN RELATION TO JAMESON PROJECT 2

10.1	Subject to the fulfilment or waiver of the Second Conditions, 80 Mile agrees to the Second Transfer to March GL and March GL agrees to accept such Second Transfer on the terms set out in this Agreement.

10.2	Following completion of the Second Transfer contemplated in this Agreement, the Participating Interest of each Party in each Jameson Concession Licence shall be:

80 Mile	30%
March GL	70%
Total	100%

10.3	The Parties agree that, following completion of the Second Transfer, the Parties will commence negotiations in good faith for March GL to acquire the remaining thirty percent (30%) Participating Interest in the Jameson Concession from 80 Mile on the same terms as the Pelican Transaction (to the extent such transaction completes).

11	CONSIDERATION FOR SECOND CLOSING

As consideration for the Second Transfer to March GL, March GL shall (to the extent it has not done so already), fund all costs and expenses incurred or to be incurred in respect of the Jameson Project 2 and/or Jameson Project 2 Farm-out Interests (including but not limited to those incurred or to be incurred in respect of satisfying the Second Conditions).

12	SECOND CLOSING

12.1	Second Closing shall take place virtually on the Second Closing Date.

12.2	At Second Closing, 80 Mile shall:

12.2.1	deliver to March GL copies of the minutes of its board of directors approving the entry into the Second Transfer; and

12.2.2	take any other such actions and execute any other such documents as may be reasonably necessary to give effect to the transactions contemplated in this Agreement.

12.3	At Second Closing, March GL shall:

12.3.1	deliver to 80 Mile copies of the minutes of its board of directors approving the entry into the Second Transfer; and

12.3.2	take any other such actions and execute any other such documents as may be reasonably necessary to give effect to the transactions contemplated in this Agreement.

12.4	As soon as practicable following Second Closing, the Parties will commence negotiations in good faith regarding the appointment of March GL as Operator of Jameson Project 2 and as soon as possible thereafter the Parties shall enter into a JOA in respect of the Jameson Project 2.

12.5	In the event that either Party is in default of their respective obligations set out in Clauses 12.2 or 12.3 (as applicable), the non-defaulting Party shall not be obliged to complete the Second Transfer contemplated in this Agreement and/or may elect (by written notice to the defaulting Party) to:

12.5.1	defer Second Closing to such later date as may be agreed with the defaulting Party;

12.5.2	release the defaulting Party from the unfulfilled obligations (subject to any reasonable conditions as the non-defaulting Party may impose) and proceed to Second Closing (without limiting its rights and remedies under this Agreement or otherwise in Law); or

12.5.3	treat this Agreement as terminated, provided that either of the Parties’ accrued and continuing rights and obligations under this Agreement shall continue to apply, but in all other respects, the Parties’ rights and obligations under this Agreement shall cease and Clause 17 shall apply.

13	THE WHITE FLAME SHARES

13.1	80 Mile grants to March GL the First Option to purchase the First White Flame Shares upon the terms and subject to the conditions of this Agreement.

13.2	The First Option may only be exercised:

13.2.1	if all First Conditions are satisfied by the First Long Stop Date save for in respect of the First Condition set out in Clause 5.1.1; and

13.2.2	from the date on which 80 Mile or March GL (as the case may be) has notified the other Party in writing of the fulfilment of all the First Conditions save in respect of the First Condition set out in Clause 5.1.1 and the First Long Stop Date (the First Option Exercise Period).

13.3	80 Mile grants to March GL the Second Option to purchase the Second White Flame Shares upon the terms and subject to the conditions of this Agreement.

13.4	The Second Option may only be exercised:

13.4.1	if all Second Conditions are satisfied by the Second Long Stop Date save for in respect of the Second Condition set out in Clause 9.1.2; and

13.4.2	from the date on which 80 Mile or March GL (as the case may be) has notified the other Party in writing of the fulfilment of all the Second Conditions save in respect of the Second Condition set out in Clause 9.1.2 and the Second Long Stop Date (the Second Option Exercise Period).

13.5	The respective White Flame Shares shall be sold with full title guarantee free from all liens, charges and Encumbrances and with all rights attached to them at the date of First Option Closing or Second Option Closing (as applicable).

13.6	The Option(s) shall be exercised by March GL giving 80 Mile a notice in writing in accordance with Clause 30 which shall include:

13.6.1	the date on which the relevant Exercise Notice is given;

13.6.2	a statement to the effect that March GL is exercising the relevant Option;

13.6.3	a date, which is no less than five (5) and no more than fifteen (15) Business Days after the date of the relevant Exercise Notice, on which First Option Closing or Second Option Closing is to take place; and

13.6.4	a signature by or on behalf of March GL,

(the Exercise Notice). Once given, an Exercise Notice may not be revoked in respect of the relevant White Flame Shares to which it is subject without the prior written consent of 80 Mile.

13.7	First Option Closing and/or Second Option Closing shall take place on the date specified in the relevant Exercise Notice or such later date as the Parties may agree in writing, subject to that date falling within the First Option Exercise Period in respect of First Option Closing and the Second Option Exercise Period in respect of the Second Option Closing.

13.8	80 Mile shall deliver to March GL at each Option Closing:

13.8.1	a stock transfer form for the relevant White Flame Shares duly completed in favour of March GL (or an Affiliate of March GL); and

13.8.2	a share certificate for the relevant White Flame Shares or an indemnity, in agreed form, for any lost certificates.

13.9	Following each Option Closing, each of the Parties shall use its reasonable endeavours at the expense of 80 Mile (other than in respect of stamp duty or stamp duty reserve tax) to ensure the registration of March GL (or an Affiliate of March GL) as the holder of the relevant White Flame Shares.

13.10	If 80 Mile fails to comply with its obligations under Clause 13.8 in respect of First Option Closing or Second Option Closing, any director of March GL may execute and deliver to March GL a transfer of the First White Flame Shares or Second White Flame Shares respectively on behalf of 80 Mile. 80 Mile hereby:

13.10.1	irrevocably and by way of security for its obligations under this agreement appoints any one director of March GL nominated in writing by March GL as its attorney to execute, on 80 Mile’s behalf, a transfer of the relevant White Flame Shares in favour of March GL (or an Affiliate of March GL) in accordance with this Clause 13.10 only and to execute such other documents and do all such other acts as may be necessary to transfer title to the relevant White Flame Shares to March GL (or an Affiliate of March GL); and

13.10.2	authorises the directors of March GL to approve the registration of such transfer or other documents.

13.11	From First Option Closing until Second Option Closing, the Parties shall be entitled to appoint an equal number of directors to the board of White Flame and the chair of the board of directors of White Flame shall be a representative of 80 Mile who shall have a casting vote.

13.12	From Second Option Closing, March GL shall be entitled to appoint a majority of the directors on the board of directors of White Flame.

13.13	Until the earlier of: (a) the Second Closing Date; (b) date of the Second Option Closing; and (b) the Second Long Stop Date, 80 Mile shall not, without the prior written consent of March GL (such consent not to be unreasonably withheld or delayed):

13.13.1	sell, transfer or otherwise dispose of, or mortgage, charge, pledge or otherwise Encumber its legal or beneficial interest in any of the White Flame Shares (or any interest in any of them); or

13.13.2	exercise any votes attaching to the White Flame Shares,

other than in accordance with this Agreement.

13.14	80 Mile shall use their reasonable endeavours to procure that until the earlier of: (a) the Second Closing Date; (b) date of the Second Option Closing; and (b) the Second Long Stop Date, 80 Mile shall not, without the prior written consent of March GL (such consent not to be unreasonably withheld or delayed):

13.14.1	make any alterations to White Flame’s articles of association that affects the rights attaching to the White Flame Shares and any regulations that are inconsistent with them are not adopted;

13.14.2	make any material change to the business of White Flame; and

13.14.3	permit White Flame to enter into any transaction that is not in the normal and proper course of conducting its business nor enter into any transaction that is not on arm’s length terms,

other than in accordance with, as required by, or otherwise to reflect the terms and conditions of, this Agreement.

14	PRE AND POST ECONOMIC DATE COSTS

14.1	From the Execution Date, March GL shall be responsible for, and shall indemnify and hold 80 Mile and its Affiliates harmless against, all Costs and Liabilities in respect of the Farm-Out Interests.

14.2	Notwithstanding any other provision of this Agreement, in respect of the Farm-out Interests, March GL covenants with 80 Mile and its Affiliates that March GL shall, at its sole cost and expense, perform and shall be responsible for and shall indemnify, defend and hold 80 Mile and its Affiliates harmless against all and any Environmental Liabilities irrespective of when such liabilities are or were incurred (whether before, on or after the Execution Date), provided, always, that nothing in this Clause 14.2 shall prejudice in any way March GL’s rights to pursue claims for breach of any of any Warranty of 80 Mile independently from the operation of this Clause 14.2; and provided, further, that March GL shall not be required to indemnify or be liable to 80 Mile or its Affiliates for amounts actually expended by 80 Mile or any other person prior to the date of this Agreement in respect of any Environmental Liabilities.

14.3	If any Benefits accrue to March GL in respect of any period prior to First Closing, March GL shall account to and reimburse 80 Mile in full in respect thereof.

14.4	If any Benefits accrue to 80 Mile in respect of any period following the First Closing Date, 80 Mile shall account to and reimburse March GL in respect thereof pro rata to March GL’s percentage holding of the Farm-Out Interests.

14.5	If any Benefits accrue to March GL in respect of any period following the First Closing Date, March GL shall account to and reimburse 80 Mile in respect thereof pro rata to 80 Mile’s percentage holding of the Farm-Out Interests.

14.6	All reimbursements made under this Clause 14 shall be paid within ten (10) Business Days of receipt of notification from the Party which has incurred such obligations to 80 Mile’s Account or the account notified by March GL to 80 Mile in writing with any such notice (as the case may be).

15	THE FIRST INTERIM PERIOD AND THE SECOND INTERIM PERIOD

15.1	During the First Interim Period and the Second Interim Period (if any), 80 Mile shall:

15.1.1	to the extent that it is able so to do, continue to carry on its activities relating to the relevant Farm-out Interests and business operation of White Flame in the ordinary and usual course and in accordance with Good Industry Practice;

15.1.2	consult with March GL in advance of all material decisions being made with respect to the relevant Farm-out Interests, including in relation to proposed new projects or field development plans in relation to the relevant Farm-out Interests, and take into consideration March GL’s reasonable comments, it being understood and agreed that all final decisions shall remain with 80 Mile;

15.1.3	insofar as is reasonably practicable, keep March GL fully and timeously informed in relation to any and all matters (not of a routine and material nature) relating to the relevant Farm-out Interests; and

15.1.4	subject to all applicable obligations of confidentiality, make available or allow March GL access to any information relating to the relevant Farm-out Interests reasonably required in writing by March GL from time to time.

15.2	During the First Interim Period and the Second Interim Period, 80 Mile shall not:

15.2.1	encumber, assign, transfer, sell, lease or otherwise dispose of the whole or any part of the relevant Farm-out Interests or any White Flame Shares, or any material portion of its properties, or purport to agree to any of the foregoing other than pursuant to the terms of this Agreement;

15.2.2	terminate, suspend, rescind, modify, extend, replace, breach (in any material respect) or relinquish, withdraw from, waive or forgive any rights interests, benefits or obligations or areas under or in relation to the relevant Farm-out Interests or White Flame Shares;

15.2.3	waive any right of first refusal related to the relevant Farm-out Interests or White Flame Shares;

15.2.4	propose or implement any sole-risk operations;

15.2.5	approve any work programme, budget, expenditure or capital commitment relating to the Farm-out Interests involving expenditure in excess of US$100,000 (US Dollars One Hundred Thousand Dollars) save for:

15.2.5.1	any such expenditure already provided for under a budget approved by the Parties in writing;

15.2.5.2	any such expenditure in respect of which March GL has give its prior written approval; or

15.2.5.3	any expenditure necessitated by an emergency (in which case 80 Mile shall consult with March GL to the extent reasonably practicable in the circumstances); or

15.2.6	enter into any agreement or undertake or otherwise give any binding commitment or undertaking to do any of the above,

in each case, without the prior written consent of March GL.

15.3	If a claim is made by 80 Mile (or any Affiliate of 80 Mile) under a policy of insurance following an event or circumstance which takes place from the Execution Date but prior to First Closing relating to the Jameson Project 1 Farm-out Interests, 80 Mile shall use reasonable endeavours to (or to procure that the relevant Affiliate endeavours to): (a) file a claim in respect of such event or circumstance and (b) have such claim paid prior to First Closing, in each case in accordance with its customary past practices. In the event that such a claim is not paid prior to First Closing, 80 Mile shall use reasonable endeavours to pursue payment in respect of such a claim and shall have the right to receive any payment made in respect of any such claim made prior to First Closing as, when and to the extent such claim shall be paid. To the extent that 80 Mile receives any such payment and it relates to the period after the Economic Date, 80 Mile shall transfer such funds to March GL within five (5) Business Days of receipt.

15.4	During the First Interim Period and the Second Interim Period, the Parties shall not take any action nor fail to take any action prior to First Closing or Second Closing (as applicable) that would result in a breach of any of their respective Warranties under this Agreement, save for: (i) any matter to the extent required to be undertaken to comply with a requirement of any Governmental Authority under applicable Law, or (ii) any matter undertaken in an emergency or disaster situation or necessary or desirable to protect the Environment.

16	DEFAULT

16.1	If March GL: (i) fails to pay any amount due in accordance with this Agreement; (ii) breaches any of its obligations or undertakings set out in this Agreement (including but not limited to those set out in Clause 3); and/or (iii) otherwise fails to maintain the Jameson Concession Licences in good standing, March GL shall be in default and any amount owing by March GL shall accrue interest at an interest rate of five percent (5%) calculated from the due date of such amount until the date of full payment (a March GL Default).

16.2	If March GL becomes aware that it has committed a March GL Default, it shall promptly notify 80 Mile in writing, providing reasonable details of the nature of the March GL Default and any steps being taken to remedy it.

16.3	Upon becoming aware of a March GL Default, 80 Mile may deliver a notice of March GL Default to March GL (the Default Notice) requiring March GL to remedy the default within a period of thirty (30) days.

16.4	If a March GL Default remains uncured thirty (30) days after March GL’s receipt of the Default Notice, then, without limiting any other remedies available to 80 Mile in and under the terms of this Agreement or otherwise in Law, 80 Mile may:

16.4.1	provided that First Closing has not yet occurred, terminate this Agreement pursuant to the provisions set out in Clause 17.2.2; and/or

15.4.3	provided that First Closing has occurred but Second Closing has not yet occurred, terminate this Agreement in respect of Second Closing, save that termination under this Clause shall not affect the validity or enforceability of any rights or obligations arising from or in connection with the First Closing.

17	TERMINATION

17.1	This Agreement may be terminated at any time prior to the First Closing Date by written agreement between the Parties.

17.2	This Agreement may be terminated:

17.2.1	at any time prior to the First Closing Date by either Party on written notice, if:

17.2.1.1	the First Conditions have not been fulfilled on or prior to the First Long Stop Date (or where there are no reasonable prospects that the fulfilment of the First Conditions will be possible), provided that such non-fulfilment is not due to the fault of the Party delivering the notification;

17.2.1.2	the other Party is affected by Force Majeure, which Force Majeure has persisted or appears reasonably likely to persist for a period in excess of twelve (12) months;

17.2.1.3	the other Party materially breaches the terms of this Agreement;

17.2.1.4	the other Party becomes Insolvent; or

17.2.1.5	at any time by 80 Mile if March GL is subject to a Change of Control (other than in respect of completion of the Pelican Transaction);

17.2.2	at any time prior to the First Closing Date by 80 Mile on written notice to March GL, if:

17.2.2.1	immediately prior to the First Closing Date: (i) the Warranties of March GL are not correct in all material respects; or (ii) March GL has not performed or complied in all material respects with its obligations and covenants required under this Agreement to be performed or complied with by March GL by the First Closing Date;

17.2.2.2	a March GL Default has arisen and remains uncured thirty (30) days after March GL’s receipt of the Default Notice issued in accordance with Clause 16.3; and

17.2.3	at any time prior to the First Closing Date by written notice from March GL to 80 Mile, if immediately prior to the First Closing Date: (i) the Warranties of 80 Mile are not correct in all material respects; or (ii) 80 Mile has not performed or complied in all material respects with its obligations and covenants under this Agreement to be performed or complied with by 80 Mile by the First Closing Date.

17.3	The Party purporting to terminate this Agreement pursuant to Clause 17.2 cannot be in breach in any material respect of any of its Warranties, covenants or other obligations contained in this Agreement.

17.4	If this Agreement is terminated as provided in accordance with Clause 17.1 or 17.2 above:

17.4.1	each Party shall as soon as reasonably practicable following such termination return to the other Party all information, documents and other materials received from such Party relating to the transactions contemplated in this Agreement obtained after the Execution Date, and the Parties shall remain subject to the confidentiality provisions of Clause 27 in relation to such information, documents and materials;

17.4.2	March GL shall restore the Jameson Land Basin to its original state including the removal all plant, machinery and equipment at its own expense;

17.4.3	March GL shall deliver to 80 Mile any seismic data and/or the derivatives, but not interpretations made in connection therewith; and

17.4.4	March GL shall grant to 80 Mile a royalty-free, perpetual licence to use such seismic data and/or derivatives.

17.5	If this Agreement is terminated, this Agreement and any rights conveyed to March GL under the Completion Documents shall become void and of no further force or effect, except for the provisions of Clauses 1, 5, 9, 16, 17, 20, 21 and 22 and Clauses 26 to 31 (inclusive) which shall survive such termination. Notwithstanding the foregoing, if either Party is in default or breach at the time this Agreement is terminated, such Party in default or breach shall continue to be liable to the other Party for damages in respect of such default or breach, and the terminating Party shall be entitled to all remedies available at Law or in equity, including reasonable attorneys’ fees and all other costs and expenses incurred by the terminating Party in relation to the default or breach and the termination.

18	REIMBURSEMENT OF CONSIDERATION

18.1	If this Agreement is terminated by March GL pursuant to Clause 17.2.1.3, 80 Mile shall, within ten (10) days after the date of such termination, reimburse March GL for any and all payments made by March GL to 80 Mile pursuant to Clause 7. Such reimbursement, if due, shall be made by electronic transfer in immediately available funds to an account designated by March GL in writing at least five (5) Business Days before such reimbursement is due.

18.2	Subject to Clause 18.1, if this Agreement is terminated by 80 Mile pursuant to Clause 17.2.2, 80 Mile shall not reimburse, and March GL shall not be entitled to reimbursement of, any payments made by March GL pursuant to Clause 7 and/or 11, and 80 Mile shall be entitled to retain such payments.

19	NOT USED

20	TAXATION

20.1	Save as specified in this Clause 20, each Party shall be responsible for reporting and discharging its own Tax measured by the profit or income of the Party and the satisfaction of such Party’s share of all obligations under this Agreement. Each Party shall protect, defend and indemnify the other Party from any and all loss, cost or liability arising from the indemnifying Party’s failure to report and discharge such Taxes or satisfy such obligations.

20.2	Any sum payable in terms of this Agreement shall be calculated without regard to the taxability of the receipt and any claim relating to a breach of Warranty shall be treated as an adjustment to the consideration payable under this Agreement.

20.3	80 Mile shall be obligated to pay and to indemnify the March GL from all Transfer Taxes resulting from the execution, registration, or approval of this Agreement and the implementation or completion of the transactions contemplated by them.

21	FORCE MAJEURE

21.1	If, as a result of Force Majeure, either Party is rendered unable (wholly or in part) to carry out its obligations under this Agreement, other than the obligation to pay any amounts due, then the obligations of the Party giving notice in accordance with Clause 21.2 so far as and to the extent that the obligations are affected by such Force Majeure, shall be suspended during the continuance of any inability so caused and for such reasonable period thereafter as may be necessary for the Party to put itself in the same position that it occupied prior to the Force Majeure, but for no longer period.

21.2	The Party claiming Force Majeure shall notify the other Party of the Force Majeure within a reasonable time after the occurrence of the facts relied on and shall keep the other Party informed of all significant developments. Such notice shall give reasonably full particulars of the Force Majeure and also estimate the period of time that the Party will probably require to remedy the Force Majeure.

21.3	The affected Party shall use all reasonable endeavours to remove or overcome the Force Majeure situation as quickly as possible in a commercially reasonable manner but shall not be obligated to settle any labour dispute except on terms acceptable to it. All such disputes shall be handled within the sole discretion of the affected Party.

22	WARRANTIES AND LIMITATIONS OF LIABILITY

80 Mile and March GL Warranties

22.1	As at the Execution Date and repeated immediately prior to the First Closing Date and the Second Closing Date (as applicable), 80 Mile gives the Warranties set out in Schedule 1, and March GL gives the Warranties set out in Schedule 2, subject in each case to the limitations set out in Schedule 3. Each Party acknowledges that, other than the Warranties set out in therein, neither Party makes any other warranties or representations of any nature whatsoever in relation to the First Transfer and/or the Second Transfer (as applicable).

22.2	Each of the Warranties shall be construed as a separate and independent warranty and shall not be limited or restricted by reference to, or inference from, the terms of any other Warranty.

22.3	The liability of the Parties under or in connection with this Agreement shall be limited to the extent set out in Schedule 3.

Notice regarding Warranties

22.4	Each Party shall give notice to the other Party of any matter or event coming to its attention at any time which shows or may show that any Warranty made by it in terms of this Agreement was when made or at any time thereafter has become untrue, inaccurate or misleading in any respect.

Exclusion of statements

22.5	In entering into this Agreement a Party may not rely on any statement, representation, warranty, collateral contract or other assurance (except those expressly set out in this Agreement) made by or on behalf of any other Party before the Execution Date and each Party waives all rights, interests and remedies which but for this Clause 22 might otherwise be available to that Party in respect of any such statement, representation, warranty, collateral contract or other assurance, provided that nothing in this Clause 22 shall limit or exclude any liability for fraud.

23	CONDUCT OF CLAIMS

23.1	The Party which has a right to be indemnified under this Agreement (the Indemnified Party) shall promptly notify the Party obliged to make such indemnification (the Indemnifying Party) of the assertion or commencement of any claim, demand, action or proceedings in respect of which the Indemnified Party may be indemnified by the Indemnifying Party (an Indemnifiable Action).

23.2	The Indemnified Party shall, at the request of the Indemnifying Party:

23.2.1	(at the expense of the Indemnified Party) assume responsibility for the defence or settlement of any Indemnifiable Action with legal counsel reasonably satisfactory to the Indemnifying Party (provided that the Indemnifying Party shall at its own expense have the right to participate fully in the defence or settlement of such Indemnifiable Action); and/or

23.2.2	allow the Indemnifying Party (at its own expense) to assume responsibility for the defence or settlement of any Indemnifiable Action, with such defence or settlement to be at the sole risk and expense of the Indemnifying Party.

23.3	Neither Party shall settle any Indemnifiable Action without the prior written consent of the other Party (such consent not to be unreasonably withheld).

24	MITIGATION OF LOSSES

Where a Party is entitled to be indemnified by the other Party under this Agreement, the Party entitled to be so indemnified shall endeavour to mitigate its losses which would otherwise be recovered under such indemnity to the extent consistent with the Standard of a Reasonable and Prudent Operator (including taking into account any potential recoveries under any appropriate policies of insurance which that Party may have in force from time to time).

25	TRANSFERS AND CONTROL

Prohibited transfers

25.1	A Party shall not transfer, cede, assign or otherwise divest any of its rights, interests, covenants or obligations (in whole or in part) under this Agreement, except as permitted under this Clause 25.

Limitations on transfers

25.2	Without prejudice to Clause 25.3 and subject to Clause 25.4, a Party (Transferor) may transfer all of its rights, interests, covenants or obligations under this Agreement (Transferee) with the prior written consent of the non-transferring Party (such consent not to be unreasonably withheld or delayed) and provided also that no such transfer shall be effective unless and until the Transferor:

25.2.1	has procured the Transferee to covenant directly with the non-transferring Party to observe and perform this Agreement;

25.2.2	has given to the non-transferring Party a certified copy of the document effecting such transfer (excluding any commercially sensitive terms relating to such transfer);

25.2.3	has procured all necessary regulatory consents and approvals which may be required in connection with such transfer;

25.2.4	(in the case of a transfer by 80 Mile) has transferred to the Transferee all of 80 Mile’s interests in the Completion Documents; and

25.2.5	(in the case of a transfer by March GL) has transferred to the Transferee all of March GL’s interests in the Completion Documents,

(the Transfer Conditions).

For the avoidance of doubt, this Clause 25.2 shall not apply to the sale, transfer or other disposal of Farm-out Interests by 80 Mile to March GL pursuant to Clause 25.4.

Permitted Transfers

25.3	A Transferor may transfer all of its rights, interests, covenants or obligations under this Agreement to an Affiliate of the Transferor (Affiliate Transferee) without the consent of the non-transferring Party but provided that:

25.3.1	the Transfer Conditions shall apply in respect of the Affiliate Transferee as if it were the Transferee as named therein;

25.3.2	the Transferor shall remain fully liable (jointly and severally with the Affiliate Transferee) to the non-transferring Party in respect of the rights, interests, covenants or obligations so transferred to the Affiliate Transferee; and

25.3.3	if, after the conclusion of a transfer to an Affiliate Transferee under this Clause 25.3, that Affiliate Transferee continues to hold the rights, interests, covenants or obligations so transferred and ceases to satisfy the definition of an Affiliate under Clause 1.1, then the Transferor shall procure that the Affiliate Transferee shall forthwith transfer such rights, interests, covenants or obligations back to the Transferor.

25.4	In the event that Second Closing does not take place prior to the end of the Option Period or the Parties fail to agree to the terms of the acquisition by March GL from 80 Mile of the remaining thirty percent (30%) Participating Interest in the Jameson Concession in accordance with Clause 10.3 within sixty (60) days of Second Closing, notwithstanding any other provision of this Agreement, each Party shall have the right to sell, transfer or otherwise dispose of the Farm-out Interests held by them, to a third party (at their sole discretion), on any terms determined solely by such Party, provided that they have first offered such Farm-out Interests to the other Party first on the same terms as to be offered to the third party and given the other Party at least twenty (20) Business Days to consider whether to accept the offer or not. For the avoidance of doubt, the consent of the other Party is not required for a sale, transfer or disposal of Farm-out Interests pursuant to this Clause 25.4 provided that the pre-emption process set out in this Clause 25.4 has been followed.

26	BINDING SUCCESSION AND THIRD PARTIES

26.1	This Agreement shall bind and enure to the benefit of the Parties and their respective successors and permitted transferees.

26.2	The provisions of Clauses 14.1 and 14.2 confer a benefit on the persons specifically referred to in those provisions (each, a Third Party) and, subject to the remaining terms of this Clause 26, are intended to be enforceable by each Third Party by virtue of the Contracts (Rights of Third Parties) Act 1999.

26.3	The Parties do not intend that any term of this Agreement, apart from those provisions specifically referred to in Clause 26.2, should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this Agreement.

26.4	Notwithstanding Clause 26.2, this Agreement may be rescinded, terminated or varied in any way and at any time by the Parties without the consent of any Third Party.

27	CONFIDENTIALITY AND ANNOUNCEMENTS

27.1	All Confidential Information shall during the term of this Agreement and until five (5) years after this Agreement has terminated be kept confidential and (except to the extent that disclosure is permitted under Clause 27.3) shall not be disclosed in whole or in part by a Party to any person not a party to this Agreement without the prior written consent of the other Party (such consent not to be unreasonably withheld or delayed).

27.2	Each Party undertakes to keep secret and confidential all confidential information relating to the business, assets, affairs, customers, clients, suppliers, plans, intentions or market opportunities of the Jameson Concession (or any part thereof), 80 Mile (or any of its group companies) and/or March GL (or any of its group companies) during the term of this Agreement and until five (5) years after this Agreement has terminated (except to the extent that disclosure is permitted under Clause 27.3).

PERMITTED DISCLOSURES

27.3	Notwithstanding Clause 27.1, a Party (Disclosing Party) shall not be required to obtain the prior written consent of the other Party in respect of the disclosure of Confidential Information:

27.3.1	to the Disclosing Party’s Affiliates or to the Disclosing Party’s or its Affiliates’ directors, officers or employees but only to the extent reasonably required for the performance of this Agreement by the Disclosing Party;

27.3.2	to persons professionally engaged by or on behalf of the Disclosing Party (including any auditors or insurers) but only to the extent reasonably required for the performance of this Agreement by the Disclosing Party;

27.3.3	to any lenders and their respective professional advisers but only to the extent reasonably required in connection with any financing or refinancing of the Disclosing Party’s rights, interests, covenants or obligations under this Agreement;

27.3.4	to any bona fide proposed Transferee but only to the extent reasonably required in respect of such proposed transfer by the Disclosing Party;

27.3.5	to the extent required by any applicable Laws, rules and regulations of any recognised stock exchange or to the extent required by any lawful subpoena or other process in connection with any judicial, arbitral or administrative proceedings; or

27.3.6	to any Governmental Authority having jurisdiction over the Disclosing Party but only to the extent that the Disclosing Party is required to make such disclosure by applicable Law or by directions or regulations of such Governmental Authority not having the force of Law but in accordance with which the Disclosing Party is accustomed to comply.

27.4	In the event of the disclosure of Confidential Information to any person other than a Party to this Agreement under any of Clauses 27.3.1 to 27.3.5 (inclusive) the Disclosing Party shall ensure that such Third Parties shall, before such disclosure, covenant to the Disclosing Party to keep the Confidential Information confidential on the same terms as this Clause 27 provides for.

Announcements

27.5	A Party shall not issue or make any public statement or announcement regarding this Agreement without the prior written consent of the other Party (such consent not to be unreasonably withheld) except where such public statement or announcement is required to the extent required by any applicable Laws, rules and regulations of any recognised stock exchange or to the extent required by any lawful subpoena or other process in connection with any judicial, arbitral or administrative proceedings (whereupon the Party making such public statement or announcement shall promptly furnish the other Party with a copy).

28	GOVERNING LAW

This Agreement and any Dispute arising out of or in connection with it or its subject matter or formation, including non-contractual disputes or claims, will be exclusively governed by and construed in accordance with the Laws of England and Wales excluding conflict of law rules and choice of law principles that could require the application of any other law.

29	ARBITRATION

Dispute resolution

29.1	Any dispute, controversy or claim arising out of or relating to this Agreement or the breach, termination or invalidity thereof (a Dispute) shall be referred to and finally resolved by arbitration in accordance with the Rules of the London Court of International Arbitration in force at the time such arbitration is commenced (the Rules), which Rules are deemed to be incorporated by reference into this clause.

29.2	The seat, or legal place, of the arbitration shall be London, England.

29.3	The language of the arbitration shall be English.

29.4	The governing law of this arbitration agreement shall be English law.

29.5	By agreeing to arbitration in accordance with this clause, the Parties do not intend to deprive any competent court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of the arbitration proceedings, or the recognition and/or enforcement of any award. Any interim or provisional relief ordered by any competent court may subsequently be vacated, continued or modified by the arbitral tribunal on the application of either party.

29.6	Each Party shall bear the costs and expenses of all professional advisers, witnesses and employees retained by it.

29.7	Pending the resolution of a Dispute under this Clause 29, the Parties shall to the greatest extent possible continue to perform their covenants or obligations under this Agreement.

29.8	Any reference of a Dispute to arbitration by a Party under this Clause 29 may only be withdrawn by the written agreement of the Parties.

Appointment of arbitrators

29.9	The number of arbitrators shall be three (3).

29.10	Each Party shall appoint one arbitrator within thirty (30) days of the commencement of the arbitration, and the two arbitrators so appointed shall select the presiding arbitrator within thirty (30) days after the latter of the two arbitrators has been appointed by the Parties.

Disqualification to act as an arbitrator

29.11	No person shall be appointed as an arbitrator who at the time of appointment (or at any time before the rendering of a determination under such appointment) is a director, officeholder or an employee of or directly or indirectly retained as consultant to 80 Mile or March GL (or any Affiliate of any of the foregoing persons) or who is the holder directly or indirectly of shares in any of the foregoing persons (unless such person is a company quoted on a recognised stock exchange and the shareholding held is less than three percent (3%) of the issued shares of any class).

The arbitration award

29.12	The award of the arbitral tribunal shall be final and binding. Judgment on the award of the arbitral tribunal may be entered and enforced by any court of competent jurisdiction.

30	NOTICES

30.1	A notice given to a Party under or in connection with this Agreement:

30.1.1	shall be in writing and in English;

30.1.2	shall be signed by the Party giving it;

30.1.3	shall be sent to the Party for the attention of the contact and at the physical address or email address set out in Clause 30.2 or such other physical address or email address as that Party may notify in writing to the other Party; and

30.1.4	shall be:

30.1.4.1	delivered by hand or sent by recorded post providing proof of delivery, in the case of delivery to a physical address; or

30.1.4.2	sent by email, in the case of delivery to an email address.

30.2	The addresses and email addresses for service of notices are:

30.2.1	To 80 Mile at:

	Address:	6 Heddon Street London England W1B 4BT

	Email Address:	rod@80mile.com and eric@80mile.com

	Attention:	Roderick McIlree and Eric Sondergaard

30.2.2	To March GL at:

	Address:	3400 E Bayaud Avenue, Suite 400, Denver, Colorado, 80209 USA

	Email Address:	robert.price5@gmail.com

	Attention:	Robert B. Price

30.3	Any notice shall be deemed to have been received:

30.3.1	if delivered or sent by hand, at the time of delivery;

30.3.2	if sent by recorded post providing proof of delivery at 9.00 am on the Business Day after the date on which delivery was recorded; or

30.3.3	if sent by email, on the date of transmission, if transmitted before 5.00 pm on any Business Day, and in any other case on the Business Day following the date of transmission.

30.4	This Clause 30 does not apply to the service of any proceedings or other documents in any legal action or, where applicable, any arbitration or other method of dispute resolution.

31	GENERAL

Entire agreement

31.1	This Agreement shall constitute the entire agreement between the Parties as to the subject matter of this Agreement and shall supersede and take the place of all documents, minutes of meetings, letters or notes which may be in existence at the Execution Date and of all written or oral statements which may have been made by or on behalf of the Parties as to such subject matter.

Amendment

31.2	This Agreement may only be amended or supplemented by a written agreement of the Parties which is expressed to be an amendment of or supplement to this Agreement.

Waiver and exercise

31.3	The waiver, release or modification by a Party of a default by the other Party in the performance by that other Party of any of its covenants or obligations under this Agreement shall not operate or be construed as a waiver, release or modification by the default waiving Party of any other default by the other Party.

31.4	The waiver, release or modification by a Party of any of the rights or interests of the right waiving Party under this Agreement shall not operate or be construed as a waiver, release or modification of any other right or interest of the right waiving Party under this Agreement.

31.5	Except where expressly provided to the contrary in this Agreement, a Party shall not have and shall not be deemed to have waived, released or modified any of its rights or interests or the requirement for or any default in the performance of the covenants or obligations of the other Party under this Agreement unless the waiving Party has expressly stated in writing that it does so waive, release or modify such rights or interests or the requirement for or any default in the performance of such covenants or obligations.

31.6	The exercise by a Party of any of its rights or interests under this Agreement shall not constitute a waiver of nor in any way prejudice any other rights or interests available to that Party under this Agreement and shall be without prejudice to any liability of that Party for a breach of this Agreement.

Severability

31.7	If, and for so long as, any provision of this Agreement is found by a court or other tribunal of competent jurisdiction or is declared by applicable Law to be invalid then such invalid provision shall be deemed to be severed from this Agreement to the extent of its invalidity. The remaining provisions of this Agreement shall continue in full force and effect and such severance shall not (to the greatest possible extent) affect the validity or operation of any other provision of this Agreement.

31.8	In the event of the severance of a provision from this Agreement under Clause 31.7, the Parties shall meet and in good faith discuss and attempt to agree in writing a mutually satisfactory valid and enforceable provision to act as a replacement for the severed provision.

31.9	Any provision which has been severed from this Agreement under Clause 31.7 shall (if the Parties so agree in writing and subject to the modification or removal by the Parties of any replacement provision which has been implemented under Clause 31.8) be reinstated to this Agreement on the removal of the reason for the invalidity of the severed provision.

Further assurances

31.10	Each Party shall perform or procure the performance of all such acts and things and shall execute and deliver or procure the execution and delivery of all such documents as may be required by applicable Law or as the other Party may reasonably require to implement or to give legal effect to this Agreement.

Language

31.11	This Agreement is prepared in the English language. In the event of translation of this Agreement into another language the English language version of this Agreement shall prevail.

Costs

31.12	Each Party shall be solely responsible for its own costs and expenses (including the costs and expenses of professional advisers) incurred in connection with the preparation, negotiation and execution of this Agreement and the Completion Documents.

No Partnership

31.13	Except as specified, the duties, obligations, and liabilities of the Parties under or relating to this Agreement are several and not joint or collective, and nothing contained in this Agreement shall be construed as creating an association, trust, partnership, joint venture, or principal-agent relationship.

Counterparts

31.14	This Agreement may be executed in any number of counterparts, each of which when executed shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement.

31.15	Transmission of the executed signature page of a counterpart by this Agreement by email (in PDF, JPEG or other agreed format), shall take effect as delivery of an executed counterpart of this Agreement. If either method of delivery is adopted, without prejudice to the validity of the agreement thus made, each Party shall provide the other with the original of such counterpart as soon as reasonably possible thereafter.

No Double Recovery

31.16	No provision in this Agreement shall be construed to provide an indemnity or other recovery for any costs, damages or other amounts for which the damaged party has been fully compensated under any other provision of this Agreement or any other agreement or action at law or equity. Unless expressly required in this Agreement, a Party shall not be required to exhaust all remedies available under other agreements or at law or equity before recovering under the remedies provided in this Agreement.

Set off

31.17	Neither Party shall have any right of set-off or other similar rights with respect to any amounts received pursuant to this Agreement or any other amounts claimed to be owed to the other Party arising out of this Agreement.

32	APPOINTMENT OF PROCESS AGENTS

32.1	March GL may maintain an agent for service of process to receive on its behalf the service of process in England limited to any claims in respect of this Agreement and March GL shall provide 80 Mile with the details of such agent for service of process as soon as practicable following its appointment.

32.2	A Party may from time to time give notice to the other Party to change the identity of its agent for service of process to another agent, provided that such agent is either a company incorporated and registered in England or Wales or an individual resident or partnership having its head office in England or Wales.

This Agreement has been executed and delivered as a deed by the duly authorised representative(s) of each Party on the date first written above.

Schedule 1

80 Mile’s Warranties

1	CAPACITY

1.1	80 Mile has the requisite power and authority and has (subject to satisfaction of the Conditions Precedent) taken all action necessary, including obtaining all necessary approvals or consents, to enable it to enter into and perform this Agreement and those of the Completion Documents to which it is a party.

1.2	80 Mile is duly incorporated and validly existing under the laws of England and Wales, is a separate legal entity capable of suing and being sued and has the power, capacity and authority to own its assets and to conduct its business as currently conducted and as contemplated in this Agreement and those of the Completion Documents to which it is a party.

1.3	The execution and delivery of, and the performance by 80 Mile of its obligations under this Agreement and those of the Completion Documents to which it is a party shall not:

(a)	result in a breach of any provision of the constitutional documents of 80 Mile;

(b)	result in a breach of, or constitute a default under, any instrument, licence, lease or contract to which 80 Mile is a party or by which 80 Mile is bound and which is material in the context of the transactions contemplated under this Agreement;

(c)	result in a breach of any order, judgment or decree of any court or governmental authority to which 80 Mile is a party or by which 80 Mile is bound and which is material in the context of the transactions contemplated under this Agreement; nor

(d)	subject to satisfaction of the Condition Precedents and in respect of the Commitment Well only, require 80 Mile to obtain any consent or approval of, or give any notice to, or make any registration with, any governmental authority which has not been obtained or made at the Execution Date both on an unconditional basis and on a basis which cannot be revoked (save pursuant to any legal or regulatory entitlement to revoke the same other than by any reason of any misrepresentation or misstatement).

1.4	This Agreement constitutes a valid, binding and enforceable obligation of 80 Mile under its terms and this Agreement is in the proper legal form for enforcement against 80 Mile in the United Kingdom and contains no provision which is contrary to the laws of England or which would not be upheld by the courts of England.

1.5	80 Mile is not entitled to any immunity from suit, execution, attachment, or other legal or arbitral proceedings in the United Kingdom.

2	OWNERSHIP OF WHITE FLAME SHARES

2.1	The First White Flame Shares are fully paid or credited as fully paid and represent fifty percent (50%) of the issued and allotted share capital of White Flame as at the Execution Date.

2.2	The Second White Flame Shares are fully paid or credited as fully paid and represent twenty percent (20%) of the issued and allotted share capital of White Flame as at the Execution Date.

2.3	As at the Execution Date, 80 Mile is the only legal and beneficial owner of at least 70 percent (70%) of the issued share capital of White Flame.

2.4	There are no Encumbrances affecting any of the White Flame Shares held by 80 Mile as at the Execution Date and so far as 80 Mile is aware there is no Encumbrance affecting any unissued shares, debentures or other securities of White Flame. There is no commitment to create an Encumbrance affecting any of the White Flame Shares held by 80 Mile as at the Execution Date and so far as 80 Mile is aware there is no commitment to create an Encumbrance affecting any unissued shares, debentures or other securities of White Flame.

2.5	Save as set out in this Agreement and so far as 80 Mile is aware, no person has the right (whether exercisable now or in the future and whether contingent or not) to call for the issue, allotment, conversion, redemption, repayment, sale or transfer of any shares, debentures or other securities of White Flame.

2.6	80 Mile is entitled to sell the White Flame Shares with full title guarantee on the terms of this Agreement without the consent of any third party and such sale will not result in any breach of or default under any agreement or obligation binding on 80 Mile.

2.7	None of the White Flame Shares held by 80 Mile as at the Execution Date were the subject of a transfer at an undervalue (within the meaning of Part VI or Part IX Insolvency Act 1986) within the last five (5) years.

2.8	There is no proceeding or dispute in existence or threatened against 80 Mile or White Flame relating to:

2.8.1	the White Flame Shares held by 80 Mile as at the Execution Date;

2.8.2	any unissued shares, debentures or other securities of White Flame (so far as 80 Mile is aware); or

2.8.3	80 Mile’s entitlement to dispose of any White Flame Shares held by them,

and there is no fact or circumstance which might give rise to any such proceedings or dispute.

2.9	The White Flame Shares held by 80 Mile were not purchased or subscribed for by 80 Mile with monies representing the proceeds of crime or criminal property.

2.10	So far as 80 Mile is aware, the issue of shares in White Flame to them, and each registration of a transfer of shares in White Flame, has complied with the articles of association of White Flame in force at the relevant time.

2.11	So far as 80 Mile is aware, each permission necessary for each issue or transfer of shares in White Flame has been obtained and any stamp duty or other tax payable on each such issue or transfer has been paid.

2.12	There are no rights of pre-emption or restrictions affecting the transfer of the White Flame Shares to March GL in accordance with this Agreement.

3	SOLVENCY

3.1	No order has been made and no resolution has been passed and no steps have been taken or proposed by 80 Mile (or, so far as 80 Mile is aware, by any other person) for the winding up or liquidation of 80 Mile or for a provisional liquidator to be appointed in respect of 80 Mile and, so far as 80 Mile is aware, no petition has been presented and no meetings have been convened for the purpose of winding up or liquidation of 80 Mile, and no analogous procedure or steps have been taken or proposed in any jurisdiction in relation to 80 Mile and 80 Mile is not aware of any intention to take any action in relation to the foregoing.

3.2	No administration order has been made and no petition for such an order has been presented in respect of 80 Mile.

3.3	No receiver (which expression shall include an administrative receiver), liquidator, compulsory manager or similar officer has been appointed in respect of 80 Mile or all or any part of 80 Mile’s property or assets and no steps intended to result in such an appointment have been taken by 80 Mile or, so far as 80 Mile is aware, by any other person.

3.4	No compromise or voluntary arrangement has been made by 80 Mile with its creditors and no such arrangements have been proposed.

3.5	80 Mile:

(a)	is not unable to pay its debts;

(b)	has not stopped paying its debts as they fall due; and is not insolvent or technically bankrupt under the applicable law.

4	WHITE FLAME AND WHITE FLAME AS

4.1	White Flame is a limited liability company incorporated under the laws of England and Wales and has been in continuous existence since incorporation.

4.2	White Flame is not, and has never been, the owner or registered holder of any shares, loan capital or other securities of any company other than White Flame AS. White Flame has not agreed to become the owner or registered holder of any such shares, loan capital or other securities.

4.3	White Flame has never had a participating interest in any other company or undertaking other than White Flame AS.

4.4	White Flame is the legal and beneficial owner of each allotted and issued share in the capital of White Flame AS. Each such share is fully paid or credited as fully paid.

4.5	So far as 80 Mile is aware, there is no Encumbrance affecting any of the shares in White Flame AS or any unissued shares, debentures or other securities of White Flame AS. There is no commitment to create an Encumbrance affecting any such shares, debentures or other securities.

4.6	So far as 80 Mile is aware, no person has the right (whether exercisable now or in the future and whether contingent or not) to call for the issue, allotment, conversion, redemption, repayment, sale or transfer of any shares, debentures or other securities of White Flame AS.

4.7	So far as 80 Mile is aware, there is no proceeding or dispute in existence or threatened against White Flame relating to any shares, debentures or securities of White Flame AS and there is no fact or circumstance which might give rise to any such proceeding or dispute.

4.8	So far as 80 Mile is aware, none of the shares in the capital of White Flame AS were the subject of a transfer at an undervalue (within the meaning of Part VI or Part IX Insolvency Act 1986) within the last five (5) years.

4.9	White Flame and so far as 80 Mile is aware (in relation to White Flame the business and assets of White Flame) its officers and employees have always complied in all material respects with all applicable laws and administrative requirements of any relevant jurisdiction.

4.10	So far as 80 Mile is aware, there has been no material breach of, or default under any statute, regulation, directive, order, decree or judgement of any court or any governmental agency of the United Kingdom (or any other country in which the White Flame conducts business) by White Flame.

4.11	Neither White Flame nor, so far as 80 Mile is aware, (in relation to White Flame or the business and assets of White Flame) any of its officers or employees has committed any criminal, illegal or unlawful act or any material breach of contract or any legislation.

5	FARM-OUT INTERESTS

5.1	This Agreement and the Completion Documents are the only agreements or arrangements governing the transfer of Farm-out Interests.

5.2	As at the Execution Date, 80 Mile has full legal title to and is in possession of the Farm-out Interests.

5.3	Save as provided for in this Agreement and the Completion Documents, there is no Encumbrance in or over any of the Participating Interests as at the Execution Date.

5.4	80 Mile (to the extent it is within their power to do so), White Flame (to the extent it is within their power to do so) and White Flame AS have always complied with the Jameson Concession Licences.

5.5	The Jameson Concession Licences are in full force and effect, in the name of White Flame AS and not subject to any unusual conditions.

5.6	There are no facts or circumstances that might lead to the revocation, suspension, cancellation, variation or non-renewal of, or the inability to transfer, a Jameson Concession Licence.

6	COMPLIANCE WITH LAWS

6.1	During the ten (10) years prior to the Execution Date, in respect of the Jameson Concession Licences and the Jameson Land Basin, 80 Mile has at all times carried on its business and used and dealt with its assets in compliance in all material respects with all applicable legal and administrative requirements, laws and regulations of England and Wales.

6.2	80 Mile has not received any notice to the effect that 80 Mile has violated or defaulted with respect to any legislation, statute, regulation, directive, order, degree or judgement of any court or any governmental authority, in respect of the Jameson Concession Licences and Jameson Land Basin.

6.3	80 Mile is not a party to any litigation, arbitration or other proceedings nor subject to any investigation or enquiry nor bound by any order, injunction, declaration, judgment or award of any court, arbitrator or other forum which could adversely affect the ability of 80 Mile to perform its covenants or obligations under this Agreement.

6.4	80 Mile has not entered into any agreements or obligations which would have an adverse effect on 80 Mile’s ability to perform its covenants or obligations under this Agreement or any of the Completion Documents to which it is a party.

7	ENVIRONMENTAL

7.1	80 Mile has not received any written complaints or notices alleging a breach of, or a liability under, any Environmental Law, and 80 Mile has not suffered or incurred any material Environmental Liability, in respect of the Jameson Land Basin.

7.2	So far as 80 Mile is aware, there are no facts or circumstances which would or could be reasonably likely to give rise to any claim, prosecution, litigation, arbitration, investigation, enquiry, action, proceedings or settlement against 80 Mile in respect of the Jameson Land Basin under or in relation to any Environmental Law.

7.3	80 Mile has not received any written notice from a governmental authority stating that it is in breach of any Jameson Concession Licence where such breach would result in such Jameson Concession Licence being terminated.

Schedule 2

March GL’s Warranties

1	CAPACITY

1.1	March GL has the requisite power and authority and has (subject to satisfaction of the Conditions Precedent) taken all action necessary, including obtaining all necessary approvals or consents, to enable it to enter into and perform this Agreement and those of the Completion Documents to which it is a party.

1.2	March GL is duly incorporated and validly existing under the laws of Texas, is a separate legal entity capable of suing and being sued and has the power, capacity and authority to own its assets and to conduct its business as currently conducted and as contemplated in this Agreement.

1.3	The execution and delivery of, and the performance by March GL of its obligations under this Agreement and those of the Completion Documents to which it is a party shall not:

(a)	result in a breach of any provision of the constitutional documents of March GL;

(b)	result in a breach of, or constitute a default under, any material contract to which March GL is a party or by which March GL is bound and which is material in the context of the transactions contemplated under this Agreement;

(c)	result in a breach of any order, judgment or decree of any court or governmental authority to which March GL is a party or by which March GL is bound and which is material in the context of the transactions contemplated under this Agreement; nor

(d)	subject to satisfaction of the Conditions Precedent, require March GL to obtain any consent or approval of, or give any notice to, or make any registration with, any governmental authority which has not been obtained or made at the Execution Date both on an unconditional basis and on a basis which cannot be revoked (save pursuant to any legal or regulatory entitlement to revoke the same other than by any reason of any misrepresentation or misstatement).

1.4	This Agreement constitutes a valid, binding and enforceable obligation of March GL under its terms and this Agreement.

1.5	March GL is not entitled to any immunity from suit, execution, attachment, or other legal or arbitral proceedings in the United Kingdom.

2	SOLVENCY

2.1	No order has been made and no resolution has been passed and no steps have been taken or proposed by March GL (or, so far as March GL is aware, by any other person) for the winding up or liquidation of March GL or for a provisional liquidator to be appointed in respect of March GL and, so far as March GL is aware, no petition has been presented and no meetings have been convened for the purpose of winding up or liquidation of March GL, and no analogous procedure or steps have been taken or proposed in any jurisdiction in relation to March GL and March GL is not aware of any intention to take any action in relation to the foregoing.

2.2	No administration order has been made and no petition for such an order has been presented in respect of March GL.

2.3	No receiver (which expression shall include an administrative receiver), liquidator, compulsory manager or similar officer has been appointed in respect of March GL or all or any part of March GL’s property or assets and no steps intended to result in such an appointment have been taken by March GL or, so far as March GL is aware, by any other person.

2.4	No compromise or voluntary arrangement has been made by March GL with its creditors and no such arrangements have been proposed.

2.5	March GL:

(e)	is not unable to pay its debts;

(f)	has not stopped paying its debts as they fall due; and

(g)	is not insolvent or technically bankrupt under the applicable law.

3	COMPLIANCE WITH LAWS

3.1	March GL is not party to any litigation, arbitration or other proceedings nor so far as it is aware, subject to any investigation or enquiry nor bound by any order, injunction, declaration, judgment or award of any court, arbitrator or other forum which could adversely affect the ability of March GL to perform its covenants or obligations under this Agreement or any of the Completion Documents to which it is a party.

3.2	March GL has not entered into any agreements or obligations that would have an adverse effect on March GL’s ability to perform its covenants or obligations under this Agreement.

Schedule 3

Limitations on liability

1	CAP ON LIABILITY AND CONSEQUENTIAL LOSS

1.1	Save as specified otherwise in this Schedule 3, the total aggregate liability of 80 Mile for any Claim shall not exceed US$2,000,000 (US Dollars Two Million Dollars).

1.2	Save as specified otherwise in this Schedule 3, the total aggregate liability of March GL for any Claim shall not exceed US$2,000,000 (US Dollars Two Million Dollars).

1.3	Save as specified otherwise in this Schedule 3, neither Party shall be liable to the other Party for any Consequential Loss.

2	TIME LIMITS

Neither Party (the “Defaulting Party”) shall be liable in respect of any Claim unless written notice containing a summary of the matter giving rise to the Claim so far as then known to the other Party (the “Claimant Party”) is given by or on behalf of the Claimant Party to the Defaulting Party by no later than two (2) years after the Second Closing Date, provided that any such Claim shall (if not previously satisfied, settled or withdrawn) be deemed to have been withdrawn unless legal proceedings in respect of it have been commenced within twelve (12) months of such written notice being given to the Defaulting Party, except that where any such Claim is based on a liability which is contingent or otherwise not capable of being quantified it shall not be deemed to have been withdrawn if legal proceedings in respect of it have been commenced within twelve (12) months of the date on which the contingent liability becomes an actual liability, or the liability becomes capable of quantification.

3	FRAUD

Notwithstanding any other provision of this Agreement, nothing in this Schedule 3 or any other provision of this Agreement shall apply to exclude or limit the liability of either Party for fraud or fraudulent misrepresentation or dishonest or wilful misconduct.

Schedule 4

Joint Venture Principles

1	THE OPERATOR

1.1	The Operator of Jameson Project 1 shall be March GL from execution of the operator agreement in accordance with this Agreement unless and until March GL retires as operator (with the prior written consent of 80 Mile) or the Jameson Concession Licences for the Jameson Project 1 expire and are not renewed or otherwise extended.

1.2	The Operator of Jameson Project 2 shall be March GL from execution of the operator agreement in accordance with this Agreement unless and until March GL retires as operator (with the prior written consent of 80 Mile) or the Jameson Concession Licences for the Jameson Project 2 expire and are not renewed or otherwise extended.

2	PROFIT SHARE

The profit share for the Jameson Concession is anticipated to be split in accordance with each Party’s percentage of the Farm-Out Interests but remains subject to further negotiation and agreement by the Parties and shall be recorded in writing in the JOA(s).

3	ROYALTIES

Each of the Parties shall bear their share of all and any Government taxes and royalties for their participating interest share of all petroleum products produced and sold from the Jameson Land Basin.

4	VOTING

Decisions to be taken in respect of the Jameson Concession shall be made by the Parties, with each Party having such number of voting rights as is equal to their respective percentage holding of the Farm-out Interests.

5	OPERATING COMMITTEE

5.1	The operating committee for the Jameson Concession shall be formed with effect from the Execution Date for the purposes of approving all activity and contracts relating to the Jameson Concession (the Operating Committee).

5.2	The Operating Committee for the Jameson Concession shall convene once a month (or additionally as considered necessary) until the First Well has been Drilled.

5.3	Prior to First Closing, 80 Mile shall be entitled to appoint a majority of the members of the Operating Committee for the Jameson Concession.

5.4	From First Closing until Second Closing, the Parties shall be able to appoint an equal number of members of the Operating Committee for the Jameson Concession and the chair of the Operating Committee shall be a representative of 80 Mile who shall have a casting vote.

5.5	From Second Closing, March GL shall be entitled to appoint a majority of the members of the Operating Committee for the Jameson Concession.

6	TRANSFERS

The transfer provisions set out in this Agreement.

7	DEADLOCK

The JOA shall consist of customary deadlock provisions.

8	REPRESENTATIVE

8.1	All crude oil sales contracts shall require prior written approval from both Parties.

8.2	Parties may elect to lift their own crude and in such circumstances, there will be an obligation on the Parties to agree and execute a lifting agreement schedule, pursuant to which the Parties lift a parcel when their equity crude reaches a marketable parcel size.

9	OPERATOR ACTIVITIES AND DISCOVERY

9.1	In the event of a commercial hydrocarbon discovery, the Operator shall submit to the Operating Committee for the Jameson Concession a comprehensive programme of activities for approval. This programme shall be designed to accelerate the commercial development of the discovery in the most economically viable and efficient manner. The associated work programmes and budgets shall include details of the following (amongst other things):

9.1.1	technical management including petroleum, facilities and drilling engineers;

9.1.2	geophysical and geology works to more accurately map discoveries and the prospects to guide field development and further exploration and appraisal;

9.1.3	reservoir engineering studies to guide field development and drilling and completion plans;

9.1.4	field development plans and reserve certifications;

9.1.5	economic modelling;

9.1.6	marketing;

9.1.7	compliance, environmental, health and safety and community programs; and

9.1.8	facilities development including processing plant, pipelines, control systems, oil tankage, accommodation and logistics facilities/base including a loading port.

Execution Page

Executed as deed by 80 MILE PLC acting by

Roderick McIllree	, a director and	/s/ Roderick McIllree
Director

Eric Sondergaard	, a director	/s/ Eric Sondergaard
Director

Executed as deed by MARCH GL COMPANY acting by Robert Price, a director, in the presence of:
Director

(signature of witness)

Name of witness:
Address of witness:
Occupation of witness:

Execution Page

Executed as deed by 80 MILE PLC acting by

, a director and
Director

, a director
Director

Executed as deed by MARCH GL COMPANY acting by Robert Price, a director, in the presence of:		/s/ Robert Price
Director
/s/ LIBIER PRICE
(signature of witness)

Name of witness:	LIBIER PRICE
Address of witness:	290 Dexter Street Denver Co 80220
Occupation of witness:	nurse practitioner